Exhibit 5.1

[Letterhead of Walkers (Hong Kong)]

19 September 2025

Our Ref: MRC/BLUI/S9563-H27201

Sibo Holding Limited

Walkers Corporate Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9008

Cayman Islands

Dear Sirs

Sibo Holding Limited

We have acted as Cayman Islands legal counsel to Sibo Holding Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of Class A Ordinary Shares of a par value of US$0.00002 each (the “Class A Ordinary Shares”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1. In giving this opinion, we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	Based on our review of the Second Amended and Restated M&A (as defined in Schedule 1), the authorised share capital of the Company US$50,000 divided into 2,500,000,000 shares of a par value of US$0.00002 each, comprising of (i) 2,494,100,000 Class A Ordinary Shares of a nominal or par value of US$0.00002 each, and (ii) 5,900,000 Class B Ordinary Shares of a nominal or par value of US$0.00002 each, with such rights, preference and privileges as set forth in the Second Amended and Restated M&A.

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3.	The issue and allotment of the Class A Ordinary Shares pursuant to the Registration Statement has been duly authorized. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Class A Ordinary Shares will be validly issued, allotted, fully paid, and non-assessable. There will be no further obligation on the holder of any of the Class A Ordinary Shares to make any further payment to the Company in respect of such Class A Ordinary Shares.

4.	The statements under the caption “RISK FACTORS - RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF THE CLASS A ORDINARY SHARES”, “ENFORCEABILITY OF CIVIL LIABILITIES – Cayman Islands”, “MANAGEMENT – Duties of Directors” and “DESCRIPTION OF SHARE CAPITAL” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

5.	The statements under the caption “TAXATION – Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities – Cayman Islands”, and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Hong Kong)

Walkers (HONG KONG)

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 11 December 2018, the Second Amended and Restated Memorandum and Articles of Association as adopted by special resolution passed on 14 March 2025 (the “Second Amended and Restated M&A”), the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 16 September 2025 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 19 September 2025.

4.	A copy of executed written resolutions of the Board of Directors of the Company dated 26 August 2025 (the “Resolutions”).

5.	The Registration Statement.

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Schedule 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate.

2.	The Second Amended and Restated M&A are the memorandum and articles of association of the Company that are in effect on the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Second Amended and Restated M&A to be recorded therein are completely and accurately so recorded.

4.	No resolution voluntarily to wind up the Company has been adopted by the members of the Company and no event of a type which is specified in the Second Amended and Restated M&A as giving rise to the winding up of the Company (if any) has in fact occurred.

5.	The Resolutions have been duly executed (and where by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each shareholder or director of the Company, as the case may be, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Resolutions and any power of attorney given by the Company to execute any documents remain in full force and effect and have not been revoked or varied.

7.	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

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SCHEDULE 3

QUALIFICATIONS

1.	Section 99 of the Companies Act provides that when a winding up order has been made, any disposition of a Cayman Islands company’s property and any transfer of shares or alteration in the status of a Cayman Islands company’s members made after the commencement of the winding up is, unless the Court otherwise orders, void. Further, section 125 of the Companies Act provides that any transfer of shares, not being a transfer of shares with the sanction of the liquidator, and any alteration in the status of a Cayman Islands company’s members made after the commencement of a voluntary winding up is void.

2.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Act at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

3.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

4.	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council.

5.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

6.	We express no opinion upon any provisions in the Second Amended and Restated M&A or any document which contains reference to any law or statute that is not a Cayman Islands law or statute.

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7.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a company on which a member relied in agreeing to subscribe for shares in such company, the member may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the member has successfully rescinded the share subscription agreement. A member may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such member will lose the right to rescind the share subscription agreement. In light of recent Cayman Islands case law, it is currently uncertain whether the rule in Houldsworth remains applicable in the Cayman Islands. There are currently two conflicting decisions of the Grand Court of the Cayman Islands: In the matter of HQP Corporation Limited (in Official Liquidation) (Cause No. FSD 190 of 2021, unreported, 7 July 2023, Doyle J), Justice Doyle held, amongst other things, that Houldsworth did not apply in the Cayman Islands (meaning shareholders may in principle issue claims for misrepresentation against companies in liquidation); and In the matter of Direct Lending (in Official Liquidation) (Cause No. FSD 108 of 2019, 13 March 2024, Segal J), Justice Segal held, amongst other things, that Houldsworth did apply in the Cayman Islands and that it would be for the Cayman legislature to modify or abolish the application of the rule.

8.	The Company may be required to submit (or to cause to be submitted on its behalf) a notification and report to the Cayman Islands Department for International Tax Cooperation to ensure compliance with any obligations it may have under the laws of the Cayman Islands relating to the automatic exchange of financial account information.

9.	Any legal person that is a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a “Legal Person”) is subject to the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands (the “BOTA”). An interest that a person holds in a Legal Person consisting of a partnership interest or shares or voting rights in the Legal Person or ultimate effective control over the management of the Legal Person (a “Relevant Interest”) will be affected by a restrictions notice issued by the corporate services provider of such legal person pursuant to the BOTA (a “Restrictions Notice”) if such a notice is issued by the corporate services provider. If a Restrictions Notice is issued, then: (i) any transfer or agreement to transfer the Relevant Interest shall be void; (ii) no rights shall be exercisable in respect of the Relevant Interest; (iii) no Relevant Interests may be issued in respect of the Relevant Interest or pursuant to an offer made to the person holding the Relevant Interest; and (iv) except in a liquidation, an agreement to transfer certain rights in relation to the Relevant Interest shall be void.

10.	A Restrictions Notice issued in respect of a Relevant Interest that is subject to a pre-existing security interest granted to a third party who is not affiliated with the person who holds such Relevant Interest, shall not take effect. In deciding whether to send a Restrictions Notice, a corporate service provider shall have regard to the effect of the notice on the rights of persons in respect of the Relevant Interest, including third parties, persons with a security interest over the Relevant Interest, registered shareholders and other beneficial owners. Further, a corporate services provider shall, by notice, withdraw a Restrictions Notice if the corporate services provider discovers that the rights of a third party in respect of a Relevant Interest are being unfairly affected by the Restrictions Notice.

11.	The Grand Court may, on an application by any person aggrieved by a decision of a corporate services provider to issue a Restrictions Notice, make an order giving directions for the purpose of protecting the rights of third parties, persons with a security interest over a Relevant Interest, shareholders or other beneficial owners in respect of a relevant interest, if the Court is satisfied that a restrictions notice unfairly affects those rights.